Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Qualys, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share – reserved for issuance pursuant to the Registrant’s 2012 Equity Incentive Plan	Other(2)	1,955,583(2)	$119.17(3)	$233,046,827	.0000927	$21,604
Total Offering Amounts					$233,046,827		$21,604
Total Fee Offsets							—
Net Fee Due							$21,604

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Represents an automatic annual increase on January 1, 2022 to the number of shares of common stock reserved for issuance pursuant to future awards under the 2012 Plan, which increase is provided for in the 2012 Plan.

(3)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $119.17 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on February 14, 2022.